                                                                    EXHIBIT 3.93

             [Restated electronically for SEC filing purposes only]

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     SCOTTSDALE RESORT ACCOMMODATIONS, INC.

                                       I.

         The name of the Corporation is Scottsdale Resort Accommodations, Inc.

                                       II.

         The address of the initial registered office of the Corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent at such address is The Corporation Trust Company.

                                      III.

         The Corporation is organized for the purposes of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time, including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully be engaged.

                                       IV.

         The authorized capital stock of the Corporation shall consist of 100 shares of $0.01 par value common stock.

                                       V.

         The name and address of the incorporator are as follows:

               NAME                                            ADDRESS
         -----------------                           --------------------------
         Dennis O. Doherty                           Promenade II, Suite 3100
                                                     1230 Peachtree Street, N.E.
                                                     Atlanta, GA.  30309-3592

                                       VI.

         The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, or a successor provision thereto, indemnify all person whom it may indemnify pursuant thereto.

                                      VII.

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article III shall not eliminate or limit the liability of a director to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (as in effect and as hereafter amended), or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such amendment, repeal or adoption or any inconsistent provision.

                                      VIII.

         Election of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation on this 1st day of February, 1999.



                                       /s/ Dennis O. Doherty
                                       -----------------------------------------
                                       Dennis O. Doherty
                                       Incorporator


                                       2